Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Al Palombo
Omtool, Ltd.	Cameron Associates
Chief Financial Officer	Investor Relations
603-898-8900 Ext. 1446	(212) 245-8800 Ext. 209
coccoluto@omtool.com	al@cameronassoc.com

OMTOOL DELIVERS 19% SEQUENTIAL INCREASE IN ACCUROUTE SOFTWARE LICENSE REVENUE AND UNVEILS ITS PLANS TO INCREASE ACCUROUTE INVESTMENTS

Proven AccuRoute Product and Competitive Performance Allows Company to Move Ahead with Increase in Sales and Marketing Investment

SALEM, N.H., April 28, 2005 — Omtool, Ltd. (NASDAQ: OMTL), a leading provider of electronic business document exchange systems and software, today reported results of operations for the first quarter ended March 31, 2005. Software revenues from Omtool’s AccuRoute product increased by 19% in the first quarter of 2005 compared to the previous quarter and represented 46% of overall software license revenues for the quarter. Total software license revenues were 12% higher than the comparable quarter of 2004 and 11% higher than the previous quarter. Hardware revenues, primarily driven by the legacy fax business, decreased 28%, or $330,000, from the same period in 2004, but were consistent with the prior quarter. Total revenues for the first quarter were $3.9 million compared to $4.0 million for the same quarter last year. Operating expenses increased by $257,000 as compared to the comparable quarter in 2004, led primarily by previously anticipated Sarbanes-Oxley related expenses and increases in sales and marketing expenses. Net income for the quarter was $142,000 or $0.04 per basic and diluted share as compared to $380,000 or $0.11 per basic and $0.10 per diluted share for the same quarter of 2004.

Commenting on Omtool’s first quarter results, Robert L. Voelk, Omtool’s Chief Executive Officer, President and Chairman of the Board, stated “Since its introduction in 2004 and during the first quarter of this year, we have focused our resources on selling AccuRoute to law firms, a market segment estimated to be approximately $100 million in size.  During 2004, we added 47 law firms as customers and, during the first quarter of this year, we added an additional 18 new law firms.  We have also continued the competitive success we achieved in 2004, with no known competitive losses in the legal segment during the first quarter of this year.”

Voelk went on to say “Our initial strategy of focusing solely on the legal vertical market has allowed us, with manageable investments in sales and marketing, to demonstrate the strength of our product and establish ourselves as a leader in this emerging market.  Given our success, we now believe that we are ready to significantly increase our investments and pursue a more aggressive strategy of revenue growth and market expansion.  After reviewing the results from 2004, our continued success in the first quarter of this year, as well as independent market size projections for AccuRoute, we plan to pursue an accelerated plan for the expansion of AccuRoute sales into the finance and healthcare vertical markets, which are estimated by industry sources to measure approximately $420 million and $780 million respectively.  Under this plan, we are increasing our sales and marketing expenses by approximately $2 million for the balance of 2005.  This investment in growing our business is in addition to the increases we previously planned for the legal vertical market in 2005, which included both increased investments and reallocations of existing sales and marketing resources from the legacy fax business to the AccuRoute legal market business.  We intend to continue our aggressive legal market expansion as planned.  Collectively these additional investments represent a planned increase of approximate 65% over 2004 sales and marketing expense levels.  While, to date, we have not focused our marketing or sales resources on vertical markets other than the legal vertical market, since its introduction, we have sold AccuRoute to three financial and five healthcare firms. With the additional investments now targeted at these vertical markets, our total target market for AccuRoute is expected to expand to over $1.3 billion during the next five years.”

Further, Voelk commented that “We have realized profits on our legal vertical market sales to date and we expect these revenues to grow over the next few years. However, the benefits provided by AccuRoute are applicable in almost any business sector and, with the continued establishment of strong positions in existing markets, we will look to expand our market opportunities by adding new vertical markets going forward.”

“We do not currently anticipate that today’s announced increased sales and marketing investments will produce a sufficient increase in sales over the balance of 2005 to offset the associated increase in expenses over the same period. Nevertheless, we believe that the growing profitability realized from our sales of AccuRoute in the legal vertical market and the profits derived from our legacy fax business will allow us to absorb most of these incremental investments without a significant loss for 2005 as a result of our broader market focus.  We are committed to making these investments now in order to position Omtool to accelerate its revenue growth during 2006 and beyond,” Voelk concluded.

About Omtool, Ltd.:
Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange. Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure. Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into industry-leading multifunction and scanning devices. Based in Salem, N.H., with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding the Company’s future financial and operating performance, customer interest in the Company’s Genifax™ and AccuRoute™ products, long-term sales strategy, distribution channels, strategic partnerships and the future plans of Company management. These forward-looking statements are neither promises nor guarantees, but are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in the forward-looking statements, including but not limited to, risks associated with expansion into new markets, the introduction of new product offerings, including the AccuRoute, Genidocs and Genifax software products; product concentration; the success of the Company’s channel sales strategies, business partner strategies and new marketing efforts; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations and seasonality of sales; listing of the Company’s Common Stock on the Nasdaq SmallCap Market; changes in the regulatory environment; the Company’s international expansion; acquisitions made by the Company and related integration challenges; the Company’s ability to obtain additional financing; the Company’s ability to manage growth; the quality of the Company’s internal controls over financial reporting and disclosure controls and procedures; the Company’s reliance on a sole hardware supplier; expiration of the Company’s lease for its headquarters space; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; the Company’s ability to complete timely development and market acceptance of new products, including the AccuRoute, Genidocs and Genifax software products; product enhancements; the risks associated with reductions in staff; and those other risk factors described in the Company’s periodic reports and registration statements, as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2005. We remind you that reported results in today’s call should not be considered an indication of future performance and that listeners to this call are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

Consolidated Statements of Operations

(In Thousands except Per Share Amounts)

	Three Months Ended March 31,
	(Unaudited)	(Unaudited)
	2005	2004
Revenues:
Software license	$1,318	$1,172
Hardware	837	1,167
Service and other	1,706	1,689
Total revenues	3,861	4,028
Cost of revenues:
Software license	21	32
Hardware	544	674
Service and other	717	747
Total cost of revenues	1,282	1,453
Gross profit	2,579	2,575
Operating expenses:
Sales and marketing	1,179	1,043
Research and development	517	471
General and administrative	775	700
Total operating expenses	2,471	2,214
Income (loss) from operations	108	361
Interest and other income	41	38
Income (loss) before tax (benefit) provision	149	399
Tax (benefit) provision	7	19
Net Income (loss)	$142	$380

Net income (loss) per share
Basic	$0.04	$0.11
Diluted	$0.04	$0.10

Weighted average number of common shares outstanding
Basic	3,854	3,514
Diluted	4,055	3,680

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets

(in Thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents	$10,469	$10,655
Accounts receivable, net	2,399	1,803
Inventory	156	138
Prepaids and other	358	279
	13,382	12,875
Property and equipment, net	194	213
Other assets	12	12
	$13,588	$13,100
Liabilities and stockholders’ equity:
Accounts payable	$990	$850
Accrued expenses	1,237	1,258
Accrued state sales tax	674	700
Deferred revenue	3,886	3,661
	6,787	6,469
Stockholders’ equity	6,801	6,631
	$13,588	$13,100